                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES


                                                              Year Ended May 31,
--------------------------------------------------------------------------------
In thousands except per share                   1995          1994         1993
--------------------------------------------------------------------------------

AVERAGE SHARES OUTSTANDING
  Primary
    Average shares outstanding                12,253        11,208       10,976
    Stock options and other equivalents -
        treasury stock method using
        average market prices                    173           119          109
                                             -------       -------      -------
                                TOTALS        12,426        11,327       11,085
                                             =======       =======      =======

  Fully diluted
    Average common shares outstanding         12,253        11,208       10,976
    Stock options and other equivalents -
        treasury stock method using end of
        quarter market price if higher than
        average                                  173           139          109
    Assumed conversion of 9% convertible
        subordinated debentures                   --         1,251           --
                                             -------       -------      -------
                                TOTALS        12,426        12,598       11,085
                                             =======       =======      =======

INCOME APPLICABLE TO COMMON STOCK
  Primary
    Net income                               $48,017       $25,751      $ 1,058
    Adjustments
      Dividend on preferred stock                (30)          (30)         (30)
      Contingent price amortization              233           233          233
                                             -------       -------      -------
                                NET INCOME   $48,220       $25,954      $ 1,261
                                             =======       =======      =======

  Fully diluted
    Net income                               $48,017       $25,751      $ 1,058
    Adjustments
      9% convertible subordinated debenture
        interest, net of federal income tax
        effect                                    --         1,728           --
      Dividend on preferred stock                (30)          (30)         (30)
      Contingent price amortization              233           233          233
                                             -------       -------      -------
                                NET INCOME   $48,220       $27,682      $ 1,261
                                             =======       =======      =======

PER SHARE
  Primary
    Net income per common share and
      common equivalent share                $  3.88       $  2.29      $   .11
                                             =======       =======      =======

  Fully diluted
  Net income per common share and
    dilutive common equivalent share         $  3.88       $  2.20*     $   .11
                                             =======       =======      =======

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*Not separately disclosed on the Consolidated Statements of Income due to 9%
convertible subordinated debentures being converted in April 1994.



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